Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made effective as of this 16th day of December, 2022 (the “Effective Date”) by and among Interlink Electronics, Inc., a Nevada corporation (the “Buyer”), SPEC Sensors, LLC, a Delaware limited liability company (“SPEC”), KWJ Engineering, Inc., a California corporation (“KWJ”) (SPEC and KWJ being also referred to individually as a “Company” and jointly as the “Companies” and/or the “Sellers”). Edward F. Stetter, Joseph R. Stetter, and Lawrence Johnson, being all of the respective shareholders and/or members of the Companies in the percentages as set forth on Exhibit A as it relates to each Company (each a “Shareholder” or “Member” or “Owner” and together with the Sellers, the "Seller Parties”) join in the execution of this Agreement for the limited purposes as expressly set forth herein.

RECITALS

WHEREAS, each Company is engaged in the business of designing and manufacturing gas sensors and gas detection instruments and performing contract engineering services and research and development (the activities of the Companies described in this recital are referred to herein collectively as the “Business”) and is headquartered in Newark, California;

WHEREAS, each Company wishes to sell to the Buyer substantially all of its property and assets, and the Buyer wishes to purchase from each Company substantially all of its property and assets (such purchase and sale, together with all of the transactions contemplated hereby, being referred to collectively as the “Transactions”);

WHEREAS, pursuant to the Transactions described above, the Buyer will become the owner of substantially all of each Company’s assets, including, without limitation, all property and assets used in the Business, and all the goodwill of the Business, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller Parties and the Buyer hereby agree (and each Owner hereby agrees as provided below) as follows:

ARTICLE I
TERMS OF THE ACQUISITION

SECTION 1.1 Purchase and Sale of Assets. Each Company hereby sells, transfers, conveys, assigns and delivers to the Buyer, against payment therefor as provided in Section 1.4 and other valuable consideration, substantially all the assets, properties, goodwill and business of every kind and description owned by such Company with the exception of any Excluded Assets as set forth herein under Section 1.2 (such assets and properties of the Companies are collectively referred to hereinafter as the “Acquired Assets”), including, without limitation, as it applies to each Company:

(a)            all of the Company’s Intellectual Property and rights related thereto, including but not limited to those set forth on Schedule 1.1(a);

1

(b)            all customer lists and information (the “Customer List”), lists of suppliers (including pricing and terms), promotional materials and products literature of the Business;

(c)            the trademarks, tradenames and goodwill of the Business, including without limitation all rights to use the names SPEC Sensors and KWJ Engineering;

(d)            all of the Licenses (as defined below in Section 3.5(b) herein) of the Company, including but not limited to those set forth on Schedule 1.1(d), that are freely transferable under Applicable Law;

(e)            all of the Company’s telephone numbers, domain names, email addresses, social media accounts and related information;

(f)             all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property including without limitation the items listed on Schedule 1.1(f);

(g)            all rights of the Company under the contracts with its current customers and vendors including, but not limited to, those contracts listed on Schedule 1.1(g) (the “Assumed Contracts”);

(h)            all Receivables including any Receivables of either Company payable by the other Company (“inter-Company Receivables”) except for any Receivables owed to the Companies from any shareholder, member, officer, or employee of the Companies;

(i)             all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Company (“Inventory”);

(j)            all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes (in the case of all of the foregoing to the extent not related to any Excluded Assets or Excluded Liabilities);

(k)            all of the Company’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Asset;

(l)            all rights to any actions of any nature available to or being pursued by the Company to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(m)            all of such Company’s goodwill and going concern value of the Acquired Assets and the Business; and

(n)            except for the assets set forth in Section 1.2, all other assets and properties owned by the Company as of the Closing Date, whether tangible or intangible.

2

SECTION 1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, neither Company is selling, and the Buyer is not purchasing, any of the following assets owned by such Company, all of which shall be retained by such Company (collectively for both Companies, the “Excluded Assets”):

(a)            each Company’s minute books, seals, stock certificates and record books (and comparable certificates and record books for SPEC as a limited liability company), and other similar corporate documents that are not necessary for the Buyer to operate the Business, and Tax returns for Taxes accruing on or before the Closing Date, provided that upon request the Buyer shall be provided copies thereof;

(b)            all stock, membership interests, equity or other ownership interests or securities in and to each Company;

(c)            any Receivables owed to the Companies by any shareholder, member, officer, or employee of the Companies;

(d)            all rights of the Company under this Agreement and the Ancillary Agreements; and

(e)            all other assets and rights of the Companies as set forth on Schedule 1.2(e) that the parties have mutually agreed to be expressly excluded from the Transactions.

SECTION 1.3.       Assumed and Excluded Liabilities.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall assume and shall agree to pay, perform and discharge when and as due and payable only the following Liabilities of the Companies (the “Assumed Liabilities”):

(i)             all accounts payable incurred in the ordinary course of business and accrued on the Final Closing Statement;

(ii)            all Liabilities of the Companies arising after the Closing under the Assumed Contracts (other than any Liabilities attributable to any failure by either Company to comply with the terms thereof arising on or prior to the Closing Date);

(iii)           all Liabilities of either Company payable to the other Company (“inter-Company Liabilities”);

(iv)          the Assumed Indebtedness, if any, accrued on the Final Closing Statement; and

(v)            all obligations of each Company under its respective Workforce Optimization Client Service Agreement with Insperity (the “Insperity Agreements”), including without limitation all claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments, in each case to the extent accruing after the Closing Date (all such claims being referred to collectively as the “Insperity Obligations”).

(b)            Notwithstanding any other provision of this Agreement, including without limitation Section 1.3(a) above, the Companies shall retain, and shall pay, perform and discharge when due, and the Buyer shall not assume or have any responsibility for, all Liabilities of the Companies other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

(i)             all Excluded Taxes (as defined in Section 6.1(d) below);

3

(ii)            all Liabilities pursuant to Environmental Law arising out of or relating to any action, event, circumstance or condition related to either Company, the Business or the real property currently or previously occupied by either Company, in each case occurring or existing on or before the Closing, to the extent the existence of such Liabilities constitutes a breach of the representations and warranties contained herein;

(iii)           all Indebtedness but excluding Assumed Indebtedness;

(iv)           all Liabilities relating to or arising from any violation of any Applicable Law prior to the Closing;

(v)            all Liabilities of either Company to any respective shareholder or member of the Companies or any of their respective Affiliates; and

(vi)           all Liabilities of the Shareholders or Members or other Affiliates of either Company.

SECTION 1.4 Purchase Price.

(a)            The purchase price for the Acquired Assets shall be Two Million Dollars ($2,000,000) in cash, as adjusted pursuant to Section 1.7 (the “Purchase Price”). Subject to such adjustments:

(i)            $1,250,000 will be paid to the Companies on the Closing Date (as such amount may be adjusted at or prior to the Closing in accordance with Section 1.7(c) below, the “Closing Date Purchase Price”);

(ii)            the amount of $375,000 (the “Price Adjustment Escrow Amount”) will be deposited in the Escrow Account to be distributed as set out in the Escrow Agreement in respect of the Final Purchase Price Adjustment as calculated in accordance with Section 1.7(i) below; and

(iii)            a further amount of $375,000 (the “Indemnification Escrow Amount” and together with the Price Adjustment Escrow Amount, the “Escrow Amount”) will be deposited in the Escrow Account to be distributed to Buyer in respect of amounts owed to Buyer and/or Buyer Indemnified Parties in accordance with the provisions hereof, and otherwise to Sellers, the manner and procedure for such distribution to be as provided in the Escrow Agreement.

(b)            The Purchase Price shall be paid to the Seller Parties in accordance with the “Flow of Funds Statement” included as part of the Estimated Closing Statement (as defined in Section 1.7 below). For tax purposes the Purchase Price shall be allocated among the Acquired Assets as contemplated in Article II.

SECTION 1.5.       Further Assurances; Transition of Contracts.

(a)            From time to time after the Closing Date, (i) the Sellers shall execute and deliver to the Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by the Buyer in order to vest in the Buyer all rights, title, and interest in and to the Acquired Assets and (ii) the parties hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney and other such instruments as may be reasonably required by the other parties hereto in order to carry out the purpose and intent of this Agreement and all other agreements to be executed in connection herewith. The Buyer and the Seller Parties shall each provide the other with such assistance as may reasonably be requested by the other in connection with the transfer of the Acquired Assets and the Business and the preparation of any Tax return, an audit or examination of any such return by any Taxing authority or any judicial or administrative proceeding relating to liability for Taxes, and, for at least seven (7) years from the Closing, the parties shall each retain and provide the other with any records or other information which may be relevant to such a return, audit, examination or proceeding.

4

(b)            In the event that: (i) any Assumed Contract cannot be assigned to the Buyer for any reason, including due to the client under the Assumed Contract refusing to permit the assignment of such Assumed Contract to the Buyer; or (ii)  the completion of any Assumed Contract, or the completion of any new contract or order entered into by the Buyer after the Closing in connection with the Business, requires that the Buyer hold any of the Licenses listed as items (b) and (c) on Schedule 3.5, and such License has not been granted to the Buyer, the parties shall cooperate and use their commercially reasonable efforts to have the applicable Company act as the contractor on such contract or order and have the Buyer act as a subcontractor to such Company, in order for the relevant contract or order to be completed in a timely and orderly fashion. The Companies shall hold in trust for the Buyer each such contract or order and pay to the Buyer promptly upon receipt thereof all income, proceeds and other monies received by the Companies, and the Buyer shall bear all costs of performance, to the extent related to any such contract or order in connection with the arrangements under this Section 1.5(b). The Buyer shall indemnify and hold harmless each Company for any Losses it may incur in connection with the activities described in this Section 1.5(b), except to the extent they result from the gross negligence or willful misconduct of either Company.

SECTION 1.6       Closing.

(a)            The closing of the Transactions (the “Closing”) shall take place at the offices of the Companies, or remotely by exchange of documents and signatures (or their electronic counterparts), as of the Effective Date hereof (the “Closing Date”).

(b)            At the Closing, each Company shall execute and deliver to the Buyer:

(i)             a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit B transferring the Acquired Assets, Assumed Contracts and Assumed Liabilities to the Buyer (the “Assignment Agreement”), including specifically an assignment transferring all of such Company’s right, title and interest in and to the Company’s Intellectual Property to the Buyer;

(ii)            an executed counterpart of the Escrow Agreement in the form of Exhibit C;

(iii)            in the case of SPEC, (A) a true and complete copy, certified by the Secretary or equivalent officer of SPEC, of: (1) the certificate of formation and limited liability company operating agreement of SPEC, and (2) resolutions duly and validly adopted by the board of managers of SPEC and the Members evidencing their authorization of the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Transactions, including without limitation the sale to the Buyer of the Acquired Assets, and (B) a certified copy of the certificate of formation of SPEC certified by the Secretary of State of the State of Delaware together with a certificate of good standing for SPEC issued by the Secretary of the State of Delaware;

5

(iv)            in the case of KWJ, (A) a true and complete copy, certified by the Secretary or an Assistant Secretary of KWJ, of: (1) the bylaws of KWJ; and (2) resolutions duly and validly adopted by the Board of Directors of KWJ and the Shareholders evidencing their authorization of the execution and delivery of this Agreement, each Ancillary Agreement and the consummation of the Transactions, including, without limitation, the sale to the Buyer of the Acquired Assets, and (B) a certified copy of the articles of incorporation of KWJ certified by the Secretary of State of the State of California together with a certificate of good standing for KWJ issued by the Secretary of the State of California;

(v)            all authorizations, consents, orders and approvals of all governmental authorities and all third-party consents which the Buyer reasonably requests as necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third-party consents required under any License or any Assumed Contracts, each in form and substance reasonably satisfactory to the Buyer;

(vi)           evidence of the payment in full of all Excluded Liabilities that are due and payable as of the Closing (including without limitation, all Indebtedness of the Company other than Assumed Indebtedness), in a form reasonably satisfactory to the Buyer;

(vii)          a Lease Assignment and Assumption Agreement as attached as Exhibit D between the Buyer and the Company (the “Lease Assignment Agreement”) relating to the property leased by the Company at 8430 Central Avenue, Newark, CA 94560; and

(i)             such other customary instruments of transfer, assumption, filings or documents as requested by Buyer in writing, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement, the Ancillary Agreements and the Transactions as contemplated hereby and thereby.

(c)            At the Closing, the Buyer shall deliver to the Companies:

(i)             the Closing Date Purchase Price;

(ii)            an executed counterpart of the Bill of Sale, Assignment and Assumption Agreement;

(iii)           an executed counterpart of the Escrow Agreement;

(iv)           an executed counterpart of each Company’s Lease Assignment Agreement;

(v)            true and complete copies, certified by the Secretary or an Assistant Secretary of the Buyer of: (A) the certificate of incorporation of the Buyer and (B) resolutions duly and validly adopted by the Board of Directors of the Buyer evidencing its authorization of the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Transactions, including the purchase of the Acquired Assets from the Companies and the assumption of the Assumed Liabilities; and

6

(vi)            a certified copy of the certificate of incorporation of the Buyer certified by the Secretary of State of the State of Nevada together with a certificate of good standing for the Buyer issued by the Secretary of the State of Nevada.

(d)            At the Closing, the Buyer and the Companies shall make the following deliveries to the Escrow Agent;

(i)            each of the Sellers shall deliver to the Escrow Agent an executed counterpart of the Escrow Agreement; and

(ii)            the Buyer shall deliver to the Escrow Agent the Escrow Amount and an executed counterpart of the Escrow Agreement.

SECTION 1.7.       Working Capital; Assumed Indebtedness Adjustment

(a)            The parties acknowledge that the Purchase Price was determined based upon the expectation that the Buyer would acquire, with the Acquired Assets and the Assumed Liabilities, (i) $1,350,000 of aggregate Working Capital for both Companies (the “Target Working Capital”); and (ii) no Indebtedness on the Closing Date. As used in this Agreement:

(i)             the term “Working Capital” shall mean the difference between (x) total current assets included in the Acquired Assets (excluding any Excluded Assets, Tax assets and assets consisting of receivables owed to either Company by any of the Owners or by any other Affiliate of either Company other than the other Company) and (y) the total current liabilities (excluding Indebtedness, Tax Liabilities, any Excluded Liabilities, and Liabilities (other than inter-Company Liabilities) owed by either Company to any of the Owners or any other Affiliate of either Company or any Owner), in each case calculated as of the Closing Date, in accordance with GAAP, except as the parties may otherwise agree, as set forth in the audited Balance Sheets for the Sellers with respect to fiscal years 2020 and 2021; and

(ii)            the term “Assumed Indebtedness” means (x) Indebtedness of the type described in clauses (G), (H), (I) and (J) of the definition of Indebtedness that is not paid by either Company prior to the Closing; (y) any Indebtedness not paid prior to the Closing which is secured by any Adverse Claim against the Acquired Assets which shall be paid by the Buyer and (z) any and all obligations of each Company under the Insperity Agreements accruing on or prior to the Closing Date that are unpaid as of the Closing Date and are not otherwise reflected in the definition of Working Capital above.

For the avoidance of doubt, for Working Capital purposes set forth herein, (A) the current assets of the Companies shall include (1) deposits and prepayments included in the Acquired Assets and (2) the inter-Company Receivables, and (B) the current liabilities of the Companies shall include (1) any deferred revenue of the Companies, and (2) any inter-Company Liabilities of the Companies.

7

(b)            Not less than two (2) Business Days prior to the Closing Date, each Company shall, in consultation with the Buyer, prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth estimates as of the Closing Date of such Company’s Working Capital (the “Estimated Working Capital”) and Assumed Indebtedness (“Estimated Assumed Indebtedness”).

(i)             The Estimated Closing Statement for each Company shall also include estimates (to the extent not otherwise reflected in the calculations of Estimated Working Capital or Estimated Assumed Indebtedness) of (A) any Transaction expenses for such Company remaining unpaid as of the Closing Date (including any expenses incurred or committed to but not yet due), (B) the Insperity Obligations and (C) all payments due to management or employees as a result of the Transaction that will be unpaid as of the Closing, including without limitation any payments under any change-of-control arrangements, bonuses related to the Transaction, or similar obligations (items in clauses (A), (B) and (C) being referred to collectively as “Unpaid Items” and as set forth in the Estimated Closing Statement the “Estimated Unpaid Items”).

(ii)            The Estimated Closing Statement for each Company shall be prepared in accordance with GAAP, except as the parties may otherwise agree, as set forth in the audited Balance Sheets for the Sellers with respect to fiscal years 2020 and 2021.

(c)            The Closing Date Purchase Price will be adjusted based on the Estimated Closing Statement as follows:

(i)             If the Estimated Working Capital as reflected on the Estimated Closing Statement is less than the Target Working Capital, then the Closing Date Purchase Price shall be reduced by an amount equal to the absolute value of the difference between such Estimated Working Capital and the Target Working Capital;

(ii)            If the Estimated Working Capital is greater than the Target Working Capital, then the Closing Date Purchase Price shall be increased by an amount equal to the absolute value of the difference between such Estimated Working Capital and the Target Working Capital; and

(iii)           The Closing Date Purchase Price shall be further reduced by an amount, if any, equal to the sum, on an aggregate basis for both Companies without duplication, of (A) the Estimated Assumed Indebtedness and (B) the Estimated Unpaid Items.

(d)            As promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to each Company a revised closing statement which shall set forth such Company’s Working Capital, Assumed Indebtedness and Unpaid Items as of the Closing Date (collectively for both Companies, the “Revised Closing Statement”). The Revised Closing Statement shall be prepared in accordance with GAAP, except as the parties may otherwise agree, as set forth in the audited Balance Sheets for the Sellers with respect to fiscal years 2020 and 2021. Any accounts receivable as set forth in the Estimated Closing Statement (not including intercompany balances) of either Company that are at least 90 days old as of the date of the delivery of the Revised Closing Statement by the Buyer to the Companies shall not be included as assets on the Revised Closing Statement or the Final Closing Statement (as defined below).

(e)            After receipt of the Revised Closing Statement, each Company shall have thirty (30) days to review its applicable Revised Closing Statement (the “Review Period”). During the Review Period, the Companies and their accountants shall have full access to the relevant books and records of Buyer, the personnel of, and (subject to the execution of a customary waiver in favor of any third-party accountants) work papers prepared by, Buyer or Buyer’s accountants to the extent they relate to the Revised Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Revised Closing Statement as such Company may reasonably request for the purpose of reviewing the applicable Revised Closing Statement and to prepare any objections.

8

(f)            If either Company disputes any items of the Revised Closing Statement, then such Company shall deliver to the Buyer, before the end of the Review Period, a written notice specifying in reasonable detail all disputed items and the basis thereof and setting forth the adjustment to the Working Capital that the Company believes should be made (a “Notice of Dispute”). Any item in either Revised Closing Statement not so addressed in the Notice of Dispute shall be final, binding and conclusive. If the Buyer does not agree with a Notice of Dispute, the Buyer and the applicable Company shall negotiate in good faith to resolve their differences within thirty (30) days following delivery to the Buyer of such Notice of Dispute (the “Resolution Period”), and any resolution by them as to any disputed amounts shall be in writing and shall be final, binding and conclusive.

(g)            In the event that the Buyer and either Company are unable to resolve all disputes with respect to the applicable Revised Closing Statement prior to the expiration of the Resolution Period, issues remaining in dispute shall be submitted, as soon as practicable, to a nationally recognized independent CPA firm to be mutually agreed (the “CPA Firm”). The Buyer and the Companies agree to execute a reasonable engagement letter if requested by the CPA Firm. The CPA Firm shall act as an expert and not as an arbitrator to determine only those issues with respect to the Revised Closing Statement which are still in dispute. The CPA Firm’s determination (the “CPA Firm Final Determination”) shall be made within thirty (30) days after their selection, shall set forth in a written statement delivered to the Buyer and the Companies the amount of the Final Purchase Price Adjustment (as defined below) and in whose favor such adjustment shall be made, and shall be final, binding and conclusive and enforceable in any court of competent jurisdiction with the effect of a binding arbitration award. The cost of the CPA firm will be shared 50% by the Buyer and 50% by the Seller Parties.

(h)            For purposes of this Agreement, the “Final Closing Statement” for each Company shall be (i) the Revised Closing Statement for such Company in the event that (x) no Notice of Dispute is delivered to the Buyer by such Company during the 30-day period specified by Section 1.7(e) or (y) the Buyer and such Company so agree; or (ii) the Revised Closing Statement adjusted in accordance with the Notice of Dispute in the event that the Buyer does not respond to the Notice of Dispute within the Resolution Period; or (iii) the Revised Closing Statement for such Company as adjusted by either (x) the agreement of the Buyer and such Company or (y) the CPA Firm Final Determination. “Final Working Capital” shall mean the aggregate Working Capital for both Companies as reflected on the Final Closing Statements. “Final Assumed Indebtedness” shall mean the aggregate Assumed Indebtedness for both Companies as reflected on the Final Closing Statement. “Final Unpaid Items” shall mean the aggregate Unpaid Items for both Companies as reflected on the Final Closing Statement.

(i)            Within three Business Days of the Final Closing Statement for both Companies being completed pursuant to the foregoing provisions of this Section 1.7, an adjustment to the Purchase Price (the “Final Purchase Price Adjustment”), which shall be the net effect of combining all of the following adjustments, shall be made as follows:

(i)            The Purchase Price shall be increased by the sum of (A) the amount if any by which the Final Working Capital exceeds the Estimated Working Capital, (B) the amount if any by which the Estimated Assumed Indebtedness exceeds the Final Assumed Indebtedness, and (C) the amount if any by which the Estimated Unpaid Items exceeds the Final Unpaid Items; and

9

(ii)            The Purchase Price shall be reduced by the sum of (A) the amount if any by which the Final Working Capital is less than the Estimated Working Capital; (B) the amount if any by which the Final Assumed Indebtedness exceeds the Estimated Assumed Indebtedness; and (C) the amount if any by which the Final Unpaid Items exceeds the Estimated Unpaid Items.

(j)            Settlement of the Final Purchase Price Adjustment shall be made first through disbursement by the Escrow Agent out of the Price Adjustment Escrow Amount and then by direct payment between the parties, as follows:

(i)             If the Final Purchase Price Adjustment is greater than zero, then the Escrow Agent shall disburse the entire Price Adjustment Escrow Amount to the Companies and the Buyer shall within five Business Days pay to the Companies the amount, if any, by which the Final Purchase Price Adjustment exceeds the Price Adjustment Escrow Amount;

(ii)            If the Final Purchase Price Adjustment is less than zero, then (A) the Escrow Agent shall disburse to the Buyer out of the Price Adjustment Escrow Amount an amount equal to such Final Purchase Price Adjustment (up to the amount remaining in the Price Adjustment Escrow) and the Sellers shall within five Business Days pay to the Buyer the amount, if any, by which the Final Purchase Price Adjustment exceeds the Price Adjustment Escrow Amount, and (B) the Escrow Agent will release to the Companies the funds, if any, remaining out of the Price Adjustment Escrow Amount; and

(iii)            Notwithstanding the foregoing, (x) if the Sellers do not make the payment required to be made by them under clause (ii)(A) above within such five Business Day period, then the Escrow Agent shall make such payment from the Indemnification Escrow Amount and the Sellers shall be obligated to deposit the amount of such payment with the Escrow Agent to be added to the Indemnification Escrow Amount, and (y) if the amount of unpaid claims by Buyer Indemnified Parties under Section 6.1 below exceeds the balance then remaining in the Indemnification Escrow Amount (the amount of such excess being referred to as the “Excess Claim Amount”), then (1) the Buyer may withhold from the amount to be paid by it under clause (i) above an amount equal to the Excess Claim Amount and (2) to the extent that the amount so withheld by the Buyer is less than the Excess Claim Amount, the Escrow Agent shall withhold out of funds to be released to the Companies under clause (i) or clause (ii) above an amount equal to such shortfall, which amount shall be added to the Indemnification Escrow Amount.

(k)            It is the express intent of the Buyer and the Seller Parties that adjustments to the Purchase Price pursuant to this Section 1.7 shall not be duplicative.

ARTICLE II
ALLOCATION OF PURCHASE PRICE

The Purchase Price shall be allocated among the Acquired Assets in accordance with the methodology set forth on the allocation schedule attached hereto as Exhibit E. For income Tax purposes (including, without limitation, the Buyer’s, the Shareholders’ and the Companies’ compliance with the reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”)), the Companies, the Shareholders and the Buyer hereby agree to use the allocation and to cooperate in good faith with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under Section 1060 of the Code and any applicable regulations thereunder, and to file IRS Form 8594 with the information set forth herein. If there is an adjustment to the Purchase Price under Section 1.7, such adjustment will change only the amount of the foregoing allocation to the Acquired Assets, and then (a) to the extent traceable to a particular Acquired Asset, only the purchase price of such asset, or (b) to the extent not traceable to a particular Acquired Asset, such adjustment will be apportioned to the residual category of assets, including intangible assets, goodwill and going concern value.

10

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Each Company hereby jointly and severally represents and warrants to Buyer as it relates to the Companies as follows, and each Owner hereby severally (but not jointly) represents and warrants to the Buyer as follows:

SECTION 3.1.       Power and Capacity.

(a)            Each Owner has the necessary capacity and authority to enter into this Agreement and the Ancillary Agreements to which the Owner is a party, to carry out the Owner’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)            SPEC is a limited liability corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)            KWJ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(d)            The execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of such party’s obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the respective Seller and its Shareholders or Members (as applicable).

(e)            This Agreement and the Ancillary Agreements to which any of the Seller Parties is a party have been duly executed and delivered by each such party, and (assuming due authorization, execution and delivery by the Buyer) this Agreement and the Ancillary Agreements to which any of the Seller Parties is party constitute, legal, valid and binding obligations of each such party, enforceable against each such party in accordance with their respective terms.

SECTION 3.2.       Authority of the Companies.

(a)            Each Company has all necessary corporate power and authority to own, operate or lease the assets owned, operated or leased by it and to carry on its Business as it has been and is currently conducted.

11

(b)            Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, which jurisdictions are listed on Schedule 3.2.

(c)            Neither Company has taken any action that in any respect materially conflicts with, constitutes a material default under, or results in a material violation of, any provision of its articles of incorporation or bylaws. True and correct copies of the articles of formation, the operating agreement and any similar organizational documents for SPEC and the articles of incorporation and bylaws of KWJ, each as in effect on the date hereof, have been delivered by the Companies to the Buyer.

SECTION 3.3.       Conflicting Instruments; Consents.

(a)            The execution, delivery, performance and consummation of this Agreement and the Transactions by each Seller do not and will not:

(i)             violate any provision of the articles of formation or operating agreement of SPEC or the articles of incorporation or bylaws of KWJ;

(ii)            create any lien, security interest, charge, restriction, pledge, claim or other encumbrance of any nature (“Adverse Claims”) on any assets of either Company (including the Acquired Assets);

(iii)           conflict with or result in a breach of, create an event of default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, order, arbitration award, judgment or decree to which any Seller is a party or by which any Seller, the Business or any assets or properties of either Company (including the Acquired Assets), are bound or affected; or

(iv)           conflict with or result in a violation or breach of any provision of any law or governmental order applicable to any of the Sellers, the Business or the Acquired Assets.

(b)            There is no pending or, to the knowledge of any Seller Party, threatened action, suit, proceeding or investigation before or by any court, governmental body or agency (a “Proceeding”), to restrain or prevent the consummation of the Transactions or that might affect the right of the Buyer to own the Acquired Assets or to operate the Business. Except as set forth in Schedule 3.3, no notice to or consent, approval or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including any governmental authority) by any of the Sellers (i) in order to authorize or permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) under or pursuant to any governmental approval held by or issued to any Seller by reason of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.4.       Capitalization; Ownership of Capital Stock.

(a)            The authorized ownership interests in SPEC consist of 1,000,000 Ownership Units, of which 514,206 are outstanding as set forth on Exhibit A attached hereto. There are no options, warrants or other rights to acquire any equity interests in SPEC (including, without limitation, by exercise, conversion or exchange). The Ownership Units issued and outstanding in the name of the members as set forth on Exhibit A constitute all of the issued and outstanding ownership interests in SPEC.

12

(b)            The authorized capital stock of KWJ consists solely of 1,500,000 shares of common stock, par value $0 per share. The Company has 981,625 shares of common stock issued and outstanding as set forth on Exhibit A attached hereto, all of which are validly issued, fully paid and nonassessable. There are no options, warrants or other rights to acquire capital stock or other equity interests in KWJ (including, without limitation, by exercise, conversion or exchange). The shares of common stock of KWJ issued and outstanding in the name of the shareholders as set forth on Exhibit A constitute all of the issued and outstanding shares of capital stock in and to KWJ.

(c)            There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting of any of the interests in SPEC or shares of Common Stock in KWJ. The Shareholders have all requisite power and authority to vote to approve the Transactions on behalf of each of the Companies and have voted by written consent to so approve the Transactions.

(d)            Neither Company has any subsidiaries nor does it own any debt or equity investments in any other corporations, partnerships, limited liability companies or other entities.

SECTION 3.5.       Compliance with Law.

(a)            Each Company has complied with, and is currently in compliance with, in all material respects, all federal, state and local laws (including common law), regulations, restrictions, orders, ordinances, codes, governmental directives, guidance and policies, injunctions and decrees applicable to its business (collectively, “Applicable Law”).

(b)            Each Company has obtained and maintained in effect all material Licenses, is in compliance with the terms and conditions of each such License, knows of no reason why any such License should be suspended, cancelled or revoked, and has not received any notice of any non-compliance with any such License or Applicable Law nor any communication in connection with any inquiry or investigation by any governmental agency of any such non-compliance. The Licenses are listed in Schedule 1.1(d) and shall be considered Acquired Assets except as indicated therein. There is no Proceeding pending or, to the knowledge of any of the Seller Parties, threatened, nor is there any basis for any Proceeding, affecting the Licenses. Except as listed on Schedule 1.1(d) or to the extent that the failure to do so would not have a Material Adverse Effect on the Business, all Licenses shall transfer to the Buyer upon the Closing and remain in full force and effect upon completion of the Transactions. “Licenses” shall mean all licenses, permits, accreditations and other authorizations, approvals, and registrations required by either Company for the conduct of its Business, including those granted by federal, state and local governments and accrediting bodies.

SECTION 3.6.       Absence of Material Adverse Effect or Other Changes

(a)            Since January 1, 2022, there has not been any Material Adverse Effect with respect to either Company or its Business.

13

(b)            Since January 1, 2022, each Company has operated only in the ordinary course of business. Without limiting the foregoing, since January 1, 2022, except as set forth on Schedule 3.6, neither Company has: (i)  sold, transferred, assigned, encumbered or otherwise disposed of any of its material assets or properties except in the ordinary course of business consistent with past practice; (ii) issued, sold, or otherwise disposed of any of its capital stock; (iii)  other than in the ordinary course of business, amended or terminated any Material Contract or otherwise entered into discussions with the intention of the foregoing; (iv) incurred any Indebtedness that is secured by any lien on the assets of the Company; (v) acquired substantially all of the assets or equity interests of any other Person; (vi) made any material change in its commercial policies or practices including pricing policies and practices; (vii) made any change in any method of accounting or accounting policies except as required by GAAP; or (viii) increased or promised to grant any increase in any wages, salary, benefits, commissions, or other compensation of any kind to any employee; (ix) terminated the employment of any employee; or (x) agreed or promised to do any of the foregoing, or any action or omission that would result in any of the foregoing.

SECTION 3.7.       Litigation. Except as set forth on Schedule 3.7, since January 1, 2022, there has not been, and currently there is no, claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the knowledge of any of the Seller Parties, threatened against or relating to any of the Sellers or the assets and Business of either Company or the Transactions.

SECTION 3.8.       Assets.

(a)            Each Company has good, valid and marketable title to the Acquired Assets to be sold by it, free of all Adverse Claims, and such assets constitute all the assets used in, and necessary for the conduct of, such Company’s Business (other than the Excluded Assets). At Closing, each Company is conveying and vesting in the Buyer good, valid and marketable title to the Acquired Assets being sold by such Company, free of all Adverse Claims.

(b)            None of the Sellers is a party to, subject to, or bound by any judgment or order of any court or governmental authority or any contract, commitment, agreement, undertaking, arrangement, license or restriction which would prevent or hinder the use by the Buyer of any of the Companies’ assets, or the conduct of the Business by the Buyer.

(c)            All Inventory, whether or not reflected in the balance sheet included in the Interim Financial Statements, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the applicable Company free and clear of all Adverse Claims, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Companies in the ordinary course of business consistent with past practices.

SECTION 3.9.       Intellectual Property.

(a)            Schedule 3.9(a) hereto contains an accurate and complete list and description of all Intellectual Property, internet domain names, email addresses and social media accounts (including passwords as applicable) used by either Company or in which either Company has any interest.

(b)            Except as set forth in Schedule 3.9(b), the applicable Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property. The applicable Company has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case free and clear of any Adverse Claim.

14

(c)            Upon consummation of the Transactions, the Buyer will own, license, or possess all of the Intellectual Property rights necessary to conduct the Business as previously conducted by the Companies in accordance with the Companies’ current practices. Except as set forth on Schedule 3.9(c), neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer's right to own or use any Intellectual Property in the conduct of the Business as currently conducted except where such failure would not constitute a Material Adverse Effect. Immediately following the Closing, all Intellectual Property of the Companies will be owned, licensed or available for use by Buyer on substantially the same terms as they were owned or available for use by the Companies immediately prior to the Closing.

(d)            Each Company has properly licensed all software used in its Business, and all such licenses are fully paid through the Closing Date and will be transferred to the Buyer on the Closing Date. Neither Company is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses or trade secrets owned by any third party, and has not done so at any time in the last five years.

SECTION 3.10.     Customer List. Each Company has delivered to the Buyer a complete and accurate list of its customers, including all Persons who have purchased from such Company in the past three (3) years. Schedule 3.10 contains a list of the top ten active customers of each Company that provided the most revenue to such Company during the two year period ended September 30, 2022 (the “Key Customers”). Except as set forth on Schedule 3.10, none of the Sellers has received any notice, or has any reason to believe, that any Key Customer is ceasing, or is reasonably likely to cease, the purchase of products or services from either Company, or has substantially reduced, or is reasonably likely to substantially reduce, such purchases.

SECTION 3.11.     Material Contracts.

(a)            Schedule 3.11(a) contains a complete list of all the agreements of the types described below to which either Company is a party (all such agreements listed below being referred to as “Material Contracts”), complete and correct copies of each of which (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer:

(i)             any written contracts, agreements or commitments with any Key Customers;

(ii)            any sales agency agreement or other similar agreement;

(iii)           any lease for real property;

(iv)           any Indebtedness;

(v)            any outstanding purchase orders in excess of $1,000;

(vi)           any agreements or arrangements providing for the payment of any bonus or commission based on sales or earnings;

15

(vii)          any power of attorney granted by either Company or either Shareholder relating to either Company or the assets of either Company;

(viii)         any contract or agreement that limits or purports to limit the ability of any of the Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)            any contracts between either Company on one hand and either Shareholder or any other Affiliate of either Company on the other hand;

(x)             any contract for employment, other than at-will employment;

(xi)            any licenses of intellectual property, including without limitation, computer software or databases; and

(xii)           all existing surety bonds and related indemnity or reimbursement agreement.

(b)            Each of the Material Contracts is the legal, valid and binding obligation of the respective Company and the counterparty thereto, enforceable in accordance with its terms, and is in full force and effect. Neither Company or, to the knowledge of any of the Seller Parties, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any written notice of any intention to terminate any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or threatened under any Material Contract included in the Acquired Assets.

SECTION 3.12.       Tax Matters.

(a)            Each Company has filed in a timely manner all Tax returns required of it under all federal, state and local Tax Law. All such returns and reports are correct and complete in all material respects. Each Company has paid in full all Taxes or other amounts due. No Tax examinations or audits of either Company are pending or, to the knowledge of any of the Seller Parties, threatened with respect to either Company or have taken place during the past five years. There are no Tax liens upon either Company or its assets. There are no obligations relating to, or claims asserted for, Taxes or assessments against either Company or its assets. Each Company has obtained and retained in its records appropriate sales and use tax resale certificates.

(b)            As used herein, “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any U.S. federal, state or local governmental entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, property, sales, use, payroll, or employment taxes, license, registration and documentation fees; and (ii) any transferee or secondary liability in respect of any Tax.

SECTION 3.13.       Labor Matters.

(a)            Each Company has complied with, and is in compliance with, in all material respects, all Applicable Laws relating to the employment of labor, including those related to work place safety and health, wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate governmental authority, and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

16

(b)            Schedule 3.13 contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) whether such person is covered by either Insperity Agreement; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.13, as of the date hereof all compensation, including wages, commissions, bonuses, fees and other compensation payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions, bonuses or fees except for those as may be applicable under the Insperity Agreements. For purposes of this Agreement, the term “employees” shall cover all persons subject to the Insperity Agreements and all other persons, if any, who may be deemed employees of the Company for any purpose under Applicable Law.

(c)            Each of the Insperity Agreements is in full force and effect and is the legal, valid and binding obligation of each party, enforceable in accordance with their respective terms. The Companies are, and to the best knowledge of the Seller Parties, Insperity is, in compliance with its respective obligations under the applicable Insperity Agreement. Except for persons covered by the Insperity Agreements who may be deemed employees of either Company for any purpose under Applicable Law, neither Company has any employees.

SECTION 3.14.       Financial Information; No Undisclosed Liabilities.

(a)            Schedule 3.14(a) sets forth for each Company (i) the audited Balance Sheets with respect to fiscal years 2020 and 2021, (ii) the audited Statements of Operations, Cash Flows & Statements of Changes of Equity with respect to fiscal years 2020 and 2021, (iii) the unaudited Balance Sheet as of September 30, 2022 and (iv) the unaudited Statements of Operations, Cash Flows & Statements of Changes of Equity for the three-month and nine-month periods ended September 30, 2021 and 2022 (the financial statements in clauses (i) and (ii) being referred to collectively as the “Audited Financial Statements”, the financial statements in clauses (iii) and (iv) being referred to as the “Interim Financial Statements”, and all such statements being referred to collectively as the “Financial Statements”). Notwithstanding the foregoing, the parties understand and intend that, and agree to use their best efforts to ensure that, within thirty (30) days hereafter, with the written consent of the Buyer and the Seller Parties, the Interim Financial Statements will be replaced with final financial statements corresponding to items (iii) and (iv) above (the “Final Interim Financial Statements”), and that thereafter all representations, warranties and covenants herein that refer to the Interim Financial Statements shall instead be read as referring to the Final Interim Financial Statements.

(b)            The Financial Statements have been prepared in all material respects in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect or omission of which would not render the Interim Financial Statements materially misleading) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).

17

(c)            The Financial Statements are based on the books and records of the respective Company’s Business and present fairly in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Each Company maintains a standard system of accounting for its Business established and administered in accordance with GAAP in all material respects.

(d)            Except as reflected in the balance sheet of such Company contained in the Interim Financial Statements, or set forth on Schedule 3.14(b), neither Company has any Liabilities other than current Liabilities incurred in the ordinary course of business, consistent with past practice, since September 30, 2022 and the obligations and liabilities contemplated by this Agreement.

SECTION 3.15.       Improper Payments. None of the Seller Parties has nor, to extent of Sellers’ knowledge, has any of either Company’s shareholders, members, managers, directors, officers, agents, or employees or other Persons acting on behalf of either Company, directly or indirectly made or received any illegal or improper payments to or from, or directly or indirectly provided any illegal or improper benefit or inducement for, any governmental official (whether domestic or foreign), customer or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to any of the Sellers.

SECTION 3.16.       Employee Benefit Plans.

(a)            Except as set forth on Schedule 3.16, neither Company provides any benefits, other than wages and commissions, to its employees.

(b)            Schedule 3.16 contains an accurate and complete list of all Benefit Plans maintained, sponsored or contributed to by either Company, or covering any employees of either Company and to which either Company has any material liability.

(c)            Each Benefit Plan has been maintained, funded and administered in material compliance with all applicable reporting and disclosure requirements and Applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, as applicable.

(d)            For purposes of the Agreement, the term “Benefit Plans” shall mean: (i) employee benefit plans as defined in Section 3(3) of ERISA, and (ii) all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, or other benefit plans, programs or arrangements, and all employment, termination, or severance agreements, to which either Company is a party, with respect to which such Company has any obligation or which are maintained, contributed to or sponsored by such Company for the benefit of any current or former employee, officer or director of such Company.

SECTION 3.17.       Receivables.

(a)            Schedule 3.17 contains an aged list of each Company’s accounts receivable and promissory notes owed to it (the “Receivables”) as of the Closing Date. All such Receivables (i) are legal, valid and binding obligations of the obligors and are collectible in accordance with their terms and (ii) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

18

(b)            Except in the ordinary course of its business consistent with past practice, neither Company has (i) written off, canceled, committed or become obligated to cancel or write off any Receivables or (ii) disposed of or transferred any Receivables except through the collection thereof in accordance with their terms.

(c)            The reserve for bad debts shown on the Interim Financial Statements or, with respect to Receivables arising after the date of the Interim Financial Statements, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

SECTION 3.18.       Environmental Issues. Except as set forth in Schedule 3.18:

(a)            Each Company is (and has been since its formation date) in compliance in all material respects with all applicable Environmental Laws;

(b)            All past noncompliance with Environmental Laws by either Company has been resolved without any pending, ongoing or future obligation, cost or liability;

(c)            Each Company possesses all material Licenses required under applicable Environmental Laws and is (and has been since its formation date) in compliance with the terms and conditions of such environmental Licenses;

(d)            There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which hazardous materials are being or have been treated, stored or disposed of on any property leased by either Company or, during the period of such Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by such Company;

(e)            There has been no release of any hazardous material in material violation of Environmental Law on any property leased by either Company or, during the period of such Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by such Company.

SECTION 3.19.       Insurance. All material assets, properties and risks of each Company are, and for the past five years have been, covered by valid and currently effective insurance policies or binders of insurance issued in favor of such Company in a manner consistent with customary practices and standards of companies engaged in businesses and operations similar to those of such Company.

SECTION 3.20.       No Brokers. Except as set forth on Schedule 3.20, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any of the Sellers.

SECTION 3.21.       Full Disclosure. None of this Article III, none of the schedules and exhibits to this Agreement and any document delivered by any of the Seller Parties pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Buyer which would reasonably be anticipated to adversely affect the Business or the Acquired Assets.

19

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

SECTION 4.1.       Corporate Existence and Power.

(a)            The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)            This Agreement and the Ancillary Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by each Company and each Shareholder, as applicable) this Agreement and the Ancillary Agreements to which the Buyer is party constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

SECTION 4.2.       Authorization; No Restrictions.

(a)            The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer.

(b)            The execution, delivery and performance of this Agreement by the Buyer in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach, default or violation of, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, any provision of the articles of incorporation of the Buyer or any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any Applicable Law to which the Buyer is a party or by which its assets, properties, operations and business may be bound, subject to or affected.

SECTION 4.3       No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer.

20

ARTICLE V
COVENANTS

SECTION 5.1.       Non-Competition and Non-Solicitation.

(a)            During the Term (as defined below), the Seller Parties shall not, directly or indirectly including through any Affiliate, except as otherwise expressly set forth on Schedule 5.1

(i)             engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, represent, lend any Seller’s credit to or guarantee, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that directly or indirectly engages in any Restricted Business, provided, however, that the foregoing provision under this Section 5.1(a)(i) shall not apply and no Seller Party will be in breach of this Section 5.1 to the extent that a Seller Party owns (collectively with his or its Affiliates) not more than five percent (5%) of the outstanding equity of any class of securities of any Restricted Business enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(ii)            either for any of the Sellers or on behalf of or in concert with any other Person, hire any of the officers, directors, consultants, advisers or other Persons who were employed by either Company and/or its Affiliates and who are then employed or retained by the Buyer and/or its Affiliates or any of their respective successors or assigns, or solicit, influence, encourage or induce such Persons to leave the employ of the Buyer and its Affiliates; provided that the foregoing restrictions shall not prohibit (a) a general solicitation to the public by general advertising or similar methods of solicitation by search firms not specifically directed at any restricted employee, or (b) soliciting or hiring any former employee who was previously terminated by and has ceased to be employed by the Buyer or its Affiliates.

(iii)           in connection with the marketing, distribution or sale of any products, supplies or services marketed and/or sold by either Company during the two (2) years prior to the Closing, directly or indirectly, in one or a series of transactions, either for itself or himself, or on behalf of others or in assistance to others (x) solicit, sell to, provide products, supplies and services to, consult with in connection with potential sales to, or otherwise compete in or with the Protected Business in connection with the sale of products, supplies or services; (y) divert or attempt to divert any aspect of the Protected Business from the Buyer or its Affiliates; or (z) solicit, recommend, induce, persuade or influence any current or known customer of the Protected Business to terminate or modify such customer’s business relationship with the Buyer or its Affiliates as it relates to the Protected Business.

For purposes of this Agreement and this Section 5.1, the following terms shall have the following meanings:

“Term” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

“Restricted Business” means any Person that directly competes with the Protected Business, regardless of geographical scope.

21

“Protected Business” means all current and future business activities of the Buyer during the Term, including without limitation the Business as conducted by the Companies as of the Closing Date or thereafter by Buyer during the Term.

(b)            Each of the Sellers expressly agrees and declares that the restrictions contained in this Section 5.1 are reasonable and are properly and necessarily required for the adequate protection of the business, operations, intellectual property and goodwill of the Buyer and its Affiliates and are given as an integral part of the acquisition, but for which the Buyer would not have entered into this Agreement. In the event that any covenant contained in this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c)            The non-competition and non-solicitation provisions contained in this Agreement are in addition to, and not in limitation of, any rights that the Buyer and its Affiliates may have by other contract, law or otherwise. The failure of the Buyer and its Affiliates at any time to require performance by any Seller of any provision hereunder shall in no way affect the right of the Buyer and its Affiliates thereafter to enforce the same; and the waiver by the Buyer or any of its Affiliates of a breach of any provision of this Section 5.1 shall not operate as or be construed a waiver of any subsequent breach thereof.

(d)            No Seller Party shall in any way or in any forum make any oral or written statement that could reasonably be construed to disparage, criticize, ridicule, demean or impugn the products, services, affairs, practices, procedures, name or reputation or business or trade name of the other parties, or any member, subsidiary, officer, director or employee of the parties, whether or not such disparaging statements are true, including, but not limited to, making false, misleading or negative statements, either orally or in writing, about such party.

(e)            Each Seller Party acknowledges that the restrictions imposed by this Agreement are fully understood by such Seller, are fair and reasonable, and will not preclude any Owner from becoming gainfully employed following the execution of this Agreement. Each Seller Party acknowledges that, from and after the Closing, if any Owner is employed by the Buyer, Buyer and its Affiliates will be providing to such Owner confidential and proprietary information regarding the Buyer, the Business and Buyer’s Affiliates and their respective operations and business in order to permit the Owner to perform his duties as an employee of Buyer after the Closing.

(f)            The Seller Parties acknowledge that a breach or threatened breach of this Section 5.1 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any of the Seller Parties of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

22

SECTION 5.2.       Confidentiality. Each Seller Party agrees to, and shall cause its respective Affiliates for a period of three (3) years from the Closing Date, to:

(a)            treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Buyer and the Business,

(b)            in the event that any Seller or any Affiliate of any of them becomes legally compelled or required to disclose any such information, provide the Buyer with prompt written notice of such requirement so that the Buyer may seek a protective order or other remedy or waive compliance with this Section 5.2,

(c)            in the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 5.2, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and

(d)            to the extent permitted by applicable law, promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Buyer any and all copies (in whatever form or medium) of all such confidential information then in their possession and, except as otherwise required by this Section 5.2, destroy any and all additional copies then in their possession of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

SECTION 5.3.       Name Change. Promptly after the Closing and in any event within twenty (20) business days of the Closing, each Company will make a filing with the applicable Secretary of State to change its name so as not to include the words “SPEC” or “KWJ.”

SECTION 5.4.       Unpaid Items. The Companies will use all reasonable efforts to ensure that the amount of Unpaid Items and Assumed Indebtedness is as low as possible.

SECTION 5.5        Employees.

(a)            Effective as of the Closing Date, the Buyer shall assume all obligations of the Sellers under the Insperity Agreements for any and all periods arising after the Closing Date. Notwithstanding the foregoing:

(i)            The Sellers shall remain primarily liable under the Insperity Agreements; provided that Buyer shall be primarily responsible for making timely payments as set forth under Section 5.5(a)(ii) herein. Sellers shall maintain the Insperity Agreements in full force and effect for a period of ninety (90) days from the Closing Date unless Buyer notifies and instructs the Sellers to terminate such Insperity Agreements prior to the expiration of such ninety (90) day period. Promptly upon receipt of such notice from the Buyer, the Sellers shall give notice of termination to Insperity as provided in the Insperity Agreements.

23

(ii)            So long as the Insperity Agreements remain in effect, the Sellers shall notify the Buyer in writing of each amount required to be paid to Insperity thereunder not less than two (2) Business Days in advance of the date such payment is due, together with written documentation from Insperity setting forth the calculation of the amounts and the applicable due dates. Upon receipt of such notice, the Buyer will pay such amount to the Sellers, by wire transfer of immediately available funds to such account or accounts as the Sellers shall indicate in the notice, no later than the Business Day preceding the date payment is required to be made to Insperity. The Sellers covenant to use such funds to promptly pay to Insperity the amounts due.

(iii)           Buyer and Seller will cooperate in providing to Insperity all information, certificates and other documentation reasonably requested by Insperity under the Insperity Agreements.

(iv)           Nothing contained in this Section 5.5 shall be construed in any way to affect the provisions of Section 1.7(a)(ii)(z) above.

(b)            Without limiting the generality of the foregoing, the Sellers shall remain solely responsible for all Liabilities or obligations or claims arising out of the consummation of the Transaction, including, without limitation, any applicable change of control, sale bonus, stay bonus, retention bonus, severance and similar obligations under any Benefit Plan maintained, entered into, or contributed to by the Sellers which, in all cases, shall be paid on or prior to or in connection with the consummation of the Transaction.

(c)            To the extent permitted by applicable Law, the Sellers shall deliver to the Buyer on or within ten (10) days after the Closing Date all personnel records or copies thereof that are reasonably required by for proper employee administration and shall transfer all files or copies thereof then relating to the employees (including benefit information and personnel files).

(d)            Nothing contained in this Agreement, express or implied, (A) is intended to confer upon any Employee any right to employment or continued employment for any period or continued receipt of any specific employee benefit, or limit any ability of Buyer to terminate the employment of any transferred employee at any time and for any reason, (B) shall constitute an amendment to or any other modification of any Benefit Plan, (C) shall constitute a promise or commitment to any employee under any Benefit Plan, (D) shall be deemed to require the establishment of any Benefit Plan, or (E) shall constitute a limitation on the authority of the Sellers or Buyer, as applicable, to amend or terminate any Benefit Plan. Nothing in this Agreement, express or implied, shall be interpreted to confer upon any of the Employees or any participants in any Employee Plan (or any beneficiaries or dependents of any such Person) any rights or remedies as third-party beneficiaries under this Agreement.

SECTION 5.6       Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, the Buyer shall, for a period of three years after the Closing:

(i)            retain the books and records (including personnel files) of each Company relating to periods prior to the Closing, except to the extent constituting Excluded Assets, in a manner reasonably consistent with the prior practices of the Companies; and

24

(ii)            upon reasonable notice, afford the Sellers’ representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

(b)            In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing, or for any other reasonable purpose, the Sellers shall, for a period of three years following the Closing:

(i)             retain the books and records (including personnel files) of Sellers to the extent constituting Excluded Assets which relate to the Business and the Companies’ operations for periods prior to the Closing; and

(ii)            upon reasonable notice, afford the Buyer's representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c)            Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.6 where such access would violate any Law.

SECTION 5.6       Public Announcements. Unless otherwise required by applicable Law based upon the reasonable advice of counsel, none of the Sellers shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

SECTION 5.7       Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

SECTION 5.8       Receivables. From and after the Closing, if the Sellers or any of their respective Affiliates receive or collect any funds relating to any Receivables or any other Acquired Asset, such Seller or Affiliate shall remit such funds to the Buyer within five Business Days after its receipt thereof. From and after the Closing, if the Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or such Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof. Furthermore, following the Closing, Buyer shall continue to collect all Receivables in good faith in the ordinary course of the Business and shall not take any actions so as to delay or postpone the collection of any Receivables.

SECTION 5.9       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions shall be borne by the Sellers and paid when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

25

SECTION 5.10      Tax Clearance Certificates. If requested by the Buyer, the Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on either Seller, or where either Seller has a duty to file Tax Returns, of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of the Sellers. If any taxing authority asserts that any of the Sellers is liable for any Tax, the Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

SECTION 5.11      Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE VI
INDEMNIFICATION

SECTION 6.1.       Survival of Representations, Warranties and Covenants. The representations and warranties of the Seller Parties contained in this Agreement and the Ancillary Agreements shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.8 and 3.20 shall survive indefinitely, and the representations and warranties made pursuant to Sections 3.9, 3.12, 3.16, and 3.18 shall survive until sixty (60) days after the expiration of the statute of limitations for the liabilities to which such representations relate. The covenants and agreements entered into or made pursuant to this Agreement (including, without limitation, Article V and this Article VI) and the Ancillary Agreements shall be continuing and survive the Closing Date until the expiration of the applicable statutes of limitations. No investigation or other examination of either Company or its respective assets and business by the Buyer or its designees or representatives shall affect the term of survival of such representations and warranties or shall otherwise limit or modify in any way the obligations of the Seller Parties with respect to any breach of their representations, warranties, covenants, or agreements contained in this Agreement.

SECTION 6.2.       Indemnification by the Seller Parties. The Seller Parties shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) for and against any and all claims, proceedings, losses, damages, liabilities and expenses (including settlement costs, attorneys’ fees and any other expenses of investigating or defending any actions or threatened actions, including with respect to enforcement of such indemnity) (“Losses”), whether or not due and payable, incurred by the Buyer Indemnified Parties in connection with each and all of the following:

(a)            any breach of any representation or warranty of any of the Seller Parties in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” set forth therein);

(b)            any breach of, or noncompliance with, any covenant or agreement of any Seller Party in this Agreement or the Ancillary Agreements;

26

(c)            the Excluded Assets and Excluded Liabilities;

(d)            (i) any and all Taxes (including any interest, additions and penalties with respect thereto) imposed on any Seller Party, or for which such Seller Party is liable, or imposed upon the Buyer with respect to the operations or liabilities of either Company with respect to all periods ending on or before the Closing Date, or that are imposed on the Transactions, (ii) a pro rata portion allocable to the period prior to the Closing (based on an interim closing of the books) of any Taxes (other than Taxes on income) for any Tax period that ends after, but includes, the Closing Date and (iii) any costs or expenses with respect to Tax indemnification arising hereunder (the “Excluded Taxes”); or

(e)            any fraud by any of the Seller Parties.

SECTION 6.3.       Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Seller Parties and their Affiliates, shareholders, directors, members, managers, employees and agents (collectively, the “Seller Indemnified Parties”) for and against any and all Losses, whether or not due and payable, incurred by the Seller Indemnified Parties in connection with each and all of the following:

(a)            any breach of any representation or warranty of Buyer in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” set forth therein);

(b)            any breach of, or noncompliance with, any covenant or agreement of the Buyer in this Agreement;

(c)            the Assumed Liabilities;

(d)            (i) any and all Taxes (including any interest, additions and penalties with respect thereto) imposed on Buyer, or for which Buyer is liable, or imposed upon the Seller Parties with respect to the operations or liabilities of the Business or Buyer with respect to all periods ending after the Closing Date, or that are imposed on the Transactions that are the responsibility of Buyer as set forth herein, and (ii) the pro rata portion allocable to the period after the Closing (based on an interim closing of the books), of any Taxes (other than Taxes on income) for any period that ends after, but includes, the Closing Date; or

(e)            any fraud of the Buyer.

SECTION 6.4.       Limits on Indemnification.       Notwithstanding anything to the contrary contained in this Agreement:

(a)            the Seller Parties shall not be liable for any claim for indemnification pursuant to Section 6.2 unless and until the aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties equals or exceeds $50,000, whereupon the Buyer Indemnified Parties shall be entitled to indemnification only for the amount of such Losses in excess thereof; and

27

(b)            other than with respect to any claim arising due to a breach of any of the Fundamental Representations or to any claims for indemnification under Sections 6.2(b)-(e) (collectively, “Excluded Claims”), (i) claims by the Buyer Indemnified Parties pursuant to Section 6.2(a) must be brought within 12 months of the Closing Date and (ii) the maximum amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties arising out of or resulting from the causes set forth in Section 6.2(a) (except for Excluded Claims) shall be $375,000; provided, further, that the maximum amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties pursuant to Section 6.2(a) arising out of or resulting from any breaches of Fundamental Representations other than those contained in Sections 3.9 and 3.18 shall be capped at an amount equal to the Purchase Price. “Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.8, 3.9, 3.12, 3.14, 3.16, 3.18 or 3.20.

SECTION 6.5       Effect of Investigation. The representations, warranties and covenants of either the Buyer Indemnified Party or the Seller Indemnified Party, and such party’s rights to indemnification hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such party (including by any of its representatives) or by reason of the fact that such party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

SECTION 6.6       Payments from Escrow Account. Subject to the limits set forth in Section 6.4 above, payments owing from the Seller Parties to any Buyer Indemnified Party shall be made as follows:

(a)            First, to the extent of funds remaining therein, by the Escrow Agent from the Escrow Account; and

(b)            Second, to the extent that the funds remaining in the Escrow Account are less than the amount of the indemnity payments owed by the Seller Parties, directly by the Seller Parties by wire transfer of immediately available funds.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.       Expenses. The Sellers shall bear and pay all costs and expenses incurred by any of them, or on their behalf, in connection with this Agreement and the consummation of the Transactions. The Buyer shall bear and pay all costs and expenses incurred by the Buyer or on its behalf in connection with this Agreement and the consummation of the Transactions.

SECTION 7.2.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. The parties agree that they shall be subject to the non-exclusive jurisdiction of the state and federal courts located in the State of California, in connection with any action or proceeding arising in connection with this Agreement. The parties agree that an appropriate venue for any action or proceeding shall be in such courts and irrevocably and unconditionally waive any right to trial by jury.

SECTION 7.3.       Entire Agreement/Amendments. This Agreement (including the Ancillary Agreements, Exhibits and Schedules hereto) represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement. No provision hereof may be terminated, amended or waived other than in writing signed by the party against whom the enforcement of such change is sought.

SECTION 7.4.       Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto and respective successors and assigns, and no other Person shall acquire or have any right under or by virtue of this Agreement. None of the Sellers may assign or transfer any right hereunder without the prior written consent of the Buyer. The Buyer may assign or transfer its rights hereunder to (x) any Affiliate of the Buyer or as part of the transfer of all or substantially all of its assets (by way of sale, merger or otherwise) and (y) to any financial institution providing financing to the Buyer pursuant to a collateral assignment.

28

SECTION 7.5.       Partial Invalidity.

(a)            In the event that any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable, and the parties agree that the Agreement may to deemed modified to such extent.

(b)            If, notwithstanding subsection (a), any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The parties expressly agree that any provision of this Agreement that would be invalid, prohibited or unenforceable in a jurisdiction, may be severed, and the Agreement enforced without such severed provision, to the fullest extent permitted by law.

SECTION 7.6.       Specific Performance. Each of the Seller Parties acknowledges that the Companies and the Business are unique and that the Buyer will have no adequate remedy at law and may suffer irreparable damage if any of the Seller Parties breaches any covenant contained herein or fails to perform any of its respective obligations under this Agreement including, without limitation, the covenant contained in Section 5.1. Accordingly, the Seller Parties all agree that the Buyer shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any of the Seller Parties shall fail or threaten to fail to perform any of their respective obligations under this Agreement.

SECTION 7.7.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

SECTION 7.8.       Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or on the third business day after they are sent by certified mail, postage prepaid, or by overnight courier, or by telecopier to the address set forth opposite the receiving party’s signature hereto, or to such other address as shall be furnished in writing by any party to the others.

SECTION 7.9.       Public Announcements. [OMITTED]

SECTION 7.10.     Headings. The article and section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said articles or sections.

SECTION 7.11.     Construction and References. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules submitted to the Buyer by the Seller Parties.

29

SECTION 7.12.     Neutral Interpretation. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and/or their counsel, and that this Agreement shall not be construed in favor of or against either party by reason of the extent to which either party or its counsel participated in the drafting of this Agreement.

SECTION 7.13     Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

SECTION 7.14.    Terminology.

(a)            The following terms, when used in this Agreement, have the meanings set forth below:

(i)             “Ancillary Agreements” means each of the Escrow Agreement, the Bill of Sale, the Assumption Agreement and each other document delivered by the parties in connection with the Transactions.

(ii)            “Affiliate” means, with respect to any Person, any entity controlling, controlled by or under common control with such Person. For this purpose, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iii)           “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Los Angeles, California, are authorized or required by law to remain closed.

(iv)           “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(v)            “Environmental Law” means any Applicable Laws relating to the protection of the environment, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or hazardous materials.

(vi)           “Escrow Account” means the account established with the Escrow Agent under the Escrow Agreement.

(vii)          “Escrow Agent” means US Bank, NA, as escrow agent.

(viii)         “Escrow Agreement” means the escrow agreement dated as the date of the Closing among the Sellers, the Buyer and the Escrow Agent in the form of Exhibit C.

30

(ix)            “Escrow Amount” means the sum of the Price Adjustment Escrow Amount and the Indemnification Escrow Amount.

(x)            “Indebtedness” means the sum of (A) the amount of any indebtedness of either Company for borrowed money, together with all interest, prepayment premiums or penalties and other amounts payable thereunder; (B) all obligations of either Company for the deferred purchase price of property or services (other than trade payables included in Working Capital); (C) all obligations of either Company evidenced by notes, bonds, debentures or other similar instruments; (D) all obligations of either Company as lessee under any capital leases; (E) all obligations of either Company under acceptance, letter of credit or similar facilities; (F) all Indebtedness of others referred to in clauses (A) through (E) above guaranteed directly or indirectly in any manner by either Company; (G) all Liabilities for paid time off or vacation earned by any employee of either Company through the Closing Date; (H) all deferred revenue, (I) all Liabilities for the annual bonus of the employees of either Company, prorated by multiplying such annual bonus by a fraction, the numerator of which is the number of days of calendar year 2022 that have expired as of (and including) the Closing Date, and the denominator of which is 365; and (J) all current Liabilities not included in Working Capital.

(xi)            "Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, [social media sites and pages,] and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof;] (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof ("Software"); and (i) all other intellectual or industrial property and proprietary rights.

(xii)           “knowledge”, or “to the knowledge”, or any similar phrase shall be deemed to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided. Unless otherwise expressly provided herein, knowledge of the Companies shall be deemed to include facts known to any of the Owners.

(xiii)            “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Applicable Law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking

31

(xiv)          “Material Adverse Effect” means any change, circumstance, event, effect, fact or occurrence that (A) would prevent or materially impair the ability of the Sellers to consummate the Closing or (B) is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, condition (financial or otherwise), results of operations, business or prospects of either Company or the value of the Acquired Assets.

(xv)           “Person” means any individual or Entity

(xvi)          “Schedules” means the disclosure schedules submitted by the Seller Parties to the Buyer concurrently herewith.

(b)            The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Acquired Assets”	Section 1.1
“Adverse Claims”	Section 3.3(a)(ii)
“Affiliate”	Section 5.1
“Applicable Law”	Section 3.5(a)
“Agreement”	Preamble
“Assumed Contracts”	Section 1.1(g)
“Assumed Indebtedness”	Section 1.7(a)
“Assumed Liabilities”	Section 1.3(a)
“Assumption Agreement”	Section 1.6(b)(ii)
“Audited Financial Statements”	Section 3.14(a)
“Benefit Plan”	Section 3.16(d)
“Bill of Sale”	Section 1.6(b)(i)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Parties”	Section 6.1
“Closing”	Section 1.6(a)
“Closing Date”	Section 1.6(a)
“Closing Date Estimated Working Capital”	Section 1.7(c)
“Closing Date Purchase Price”	Section 1.4
“Code”	Article II
“Company”	Recitals
“CPA Firm	Section 1.7(g)
“Customer List”	Section 1.1(b)
“ERISA”	Section 3.16(c)
“Escrow Amount”	Section 1.4(a)
“Estimated Assumed Indebtedness”	Section 1.7(c)(iii)
“Estimated Closing Statement”	Section 1.7(b)
“Estimated Unpaid Items”	Section 1.7(b)
“Estimated Working Capital”	Section 1.7(b)
“Excess Claim Amount”	Section 1.7(j)(iii)
“Excluded Assets”	Section 1.2
“Excluded Liabilities”	Section 1.3(b)
“Excluded Taxes”	Section 6.1(d)

32

“Final Assumed Indebtedness”	Section 1.7(h)
“Final Closing Statement”	Section 1.7(h)
“Final Interim Financial Statements”	Section 3.14(a)
“Final Purchase Price Adjustment”	Section 1.7(i)
“Final Unpaid Items”	Section 1.7(h)
“Final Working Capital”	Section 1.7(h)
“Financial Statements”	Section 3.14(a)
“Fundamental Representations”	Section 6.4(b)
“GAAP”	Section 3.14(a)
“Indemnification Escrow Amount”	Section 1.4(a)
“Interim Financial Statements”	Section 3.14(a)
“Insperity Agreements”	Section 1.3(a)
“Insperity Obligations”	Section 1.3(a)
“Key Customer”	Section 3.10
“Landlord”	Section 1.6(b)(x)
“Lease”	Section 1.6(b)(x)
“License”	Section 3.5(b)
“Losses”	Section 6.1
“Material Contracts”	Section 3.11(a)
“Member”	Preamble
“Notice of Dispute”	Section 1.7(e)
“Price Adjustment Escrow Amount”	Section 1.4(a)
“Purchase Price”	Section 1.4(a)
“Proceeding”	Section 3.3
“Receivables”	Section 3.17
“Resolution Period”	Section 1.7(f)
“Restricted Business”	Section 5.1
“Restricted Customer”	Section 5.1
“Restricted Territory”	Section 5.1
“Review Period”	Section 1.7(e)
“Revised Closing Statement”	Section 1.7(d)
“Schedules”	Section 3.21
“Seller Indemnified Parties”	Section 6.2
“Sellers”	Preamble
“Services”	Section 3.8
“Shareholder”	Preamble
“Target Working Capital”	Section 1.7(a)
“Tax”	Section 3.12(b)
“Term”	Section 5.1(a)
“Transactions”	Recitals
“Unpaid Items”	Section 1.7(b)
“Working Capital”	Section 1.7(a)

33

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

INTERLINK ELECTRONICS, INC.		Address:
1 Jenner, Suite 200
Irvine, CA 92618
By:	/s/ Steven N. Bronson
Name: Steven N. Bronson
Title: CEO and President

SPEC SENSORS, LLC		Address
8430 Central Avenue, Suite C
Newark, CA 94560
By:	/s/ Edward F. Stetter
Name: Edward F. Stetter
Title: CEO

KWJ ENGINEERING, INC.		Address
8430 Central Avenue, Suite D
Newark, CA 94560
By:	/s/ Joseph R. Stetter
Name: Joseph R. Stetter
Title: President

/s/ Edward F. Stetter
Name: Edward F. Stetter

/s/ Joseph R. Stetter
Name: Joseph R. Stetter

/s/ Lawrence Johnson
Name: Lawrence Johnson

34

LIST OF EXHIBITS*

Exhibit A	Company Capitalization Tables
Exhibit B	Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Escrow Agreement
Exhibit D	Lease Assignment and Assumption Agreements for each Seller
Exhibit E	Purchase Price Allocation

*Omitted pursuant to Item 601(b)(2) of Regulation S-K. Interlink will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Interlink may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

35

Summary List of Schedules*

Schedule 1.1(a)	Acquired Intellectual Property

Schedule 1.1(d)	Acquired Licenses

Schedule 1.1(f)	Acquired Personal Property

Schedule 1.1(g)	Assumed Contracts

Schedule 1.2(e)	Excluded Assets

Schedule 3.2	Jurisdictions

Schedule 3.3	Consents

Schedule 3.6	Material Adverse Changes

Schedule 3.7	Litigation

Schedule 3.9(a)	Intellectual Property – List

Schedule 3.9(b)	Intellectual Property – Ownership

Schedule 3.9(c)	Intellectual Property – Consents

Schedule 3.10	Customer List

Schedule 3.11(a)	Material Contracts

Schedule 3.13	Labor Matters

Schedule 3.14(a)	Financial Statements

Schedule 3.14(d)	Other Liabilities

Schedule 3.16	Employee Benefit Plans

Schedule 3.17	Receivables

Schedule 3.18	Environmental Issues

Schedule 3.20	No Brokers

*Omitted pursuant to Item 601(b)(2) of Regulation S-K. Interlink will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Interlink may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.